Exhibit 99.1

EVERTEC DECLARES QUARTERLY DIVIDEND ON COMMON STOCK

SAN JUAN, PUERTO RICO – February 17, 2017 – EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced that its Board of Directors has declared a regular quarterly dividend of $0.10 per share to be paid on March 20, 2017 to stockholders of record as of March 1, 2017.

EVERTEC’s Board of Directors anticipates declaring this dividend in future quarters on a regular basis; however, future declarations are subject to Board of Director approval and may be adjusted as business needs or market conditions change.

About EVERTEC

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The Company manages a system of electronic payment networks that process more than two billion transactions annually, and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, EVERTEC owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. Based in Puerto Rico, the Company operates in 18 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Investor Contact

Kay Sharpton

(787) 773-5442

IR@evertecinc.com

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